UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                            NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-K [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

                              For Period Ended:  March 31, 1997
                              [ ] Transition Report on Form 10-K
                              [ ] Transition Report on Form 20-F
                              [ ] Transition Report on Form 11-K
                              [ ] Transition Report on Form 10-Q
                              [ ] Transition Report on Form N-SAR
                              For the Transition Period Ended:_______________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

______________________________________________________________________________


PART I -- REGISTRANT INFORMATION

MBLA Financial Corporation
______________________________________________________________________________
Full Name of Registrant


not applicable
______________________________________________________________________________
Former Name if Applicable


101 Vine Street
______________________________________________________________________________
Address of Principal Executive Office (Street and Number)


Macon, Missouri  63552
______________________________________________________________________________
City, State and Zip Code



PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)       The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]  (b)       The subject annual report, semi-annual report, transition
               report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c)       The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant experienced difficulties converting its Annual Report and Proxy Statement data to the proper format necessary for EDGAR filing, which resulted in a delay in filing the Form 10-KSB.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Clyde D. Smith                  816             385-2122
          ---------------                 ---------       ----------------
          (Name)                         (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                    [X] Yes                [ ] No

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(3)       Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                    [ ] Yes                [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  MBLA Financial Corporation
          ------------------------------------------
         (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  September 29, 1997                  By /s/ Clyde D. Smith
      ------------------                  ----------------------
                                          Clyde D. Smith, Chief Financial
                                            Officer


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